 Exhibit 4.1

ANNUAL INFORMATION FORM

For the fiscal year ended December 31, 2025

DATED: May 22, 2026

TABLE OF CONTENTS

ANNUAL INFORMATION FORM	4
FORWARD-LOOKING STATEMENTS	4
Compliance with NI 43-101	6
Cautionary Note to U.S. Investors Concerning Estimates of Mineral Reserves and Mineral Resources	7
Currency Presentation	8
CORPORATE STRUCTURE	8
Name, Address, and Incorporation	8
Intercorporate Relationships	9
GENERAL DEVELOPMENT OF THE BUSINESS	9
Overview & Background	9
Three Year History	9
Financial Year Ended December 31, 2023	9
Financial Year Ended December 31, 2024	10
Financial Year Ended December 31, 2025	12
Subsequent to Financial Year Ended December 31, 2025	13
Anticipated Changes in the Company’s Business in the Financial Year Ended December 31, 2026	15
DESCRIPTION OF THE BUSINESS	16
General Overview	16
Specialized Skill and Knowledge	17
Competitive Conditions	17
Raw Materials	17
Cycles	17
Intangible Properties	17
Economic Dependence	18
Employees	18
Foreign Operations	18
Environmental Protection	18
RISK FACTORS	19
MINERAL PROJECTS	27
Manhattan Property	27
DIVIDENDS AND DISTRIBUTIONS	27
DESCRIPTION OF CAPITAL STRUCTURE	28
Common Shares	28
Stock Options, Restricted Share Units, and Performance Share Units	28
Warrants	29
MARKET FOR SECURITIES	29
Trading Price and Volume	29
Prior Sales	30
ESCROWED SECURITIES AND SECURITIES SUBJECT TO RESTRICTION ON TRANSFER	30
DIRECTORS AND OFFICERS	30
Name, Occupation and Security Holding	30
Cease Trade Orders, Bankruptcies, Penalties or Sanctions	32
Conflicts of Interest	33
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	33
TRANSFER AGENT, REGISTRARS AND AUDITORS	34
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	34
MATERIAL CONTRACTS	34
INTERESTS OF EXPERTS	35
Names of Experts	35

Interests of Experts	35
ADDITIONAL INFORMATION	35

EXECUTIVE SUMMARY OF TECHNICAL REPORT	Schedule “A”

ANNUAL INFORMATION FORM

In this Annual Information Form (the “AIF” or “Annual Information Form”), unless otherwise noted or the context indicates otherwise, the “Company”, “Scorpio”, “Scorpio Gold”, “we”, “us”, and “our” refer to Scorpio Gold Corporation.

This Annual Information Form should be read in conjunction with the Company’s consolidated financial statements and management’s discussion and analysis for the years ended December 31, 2025 and 2024. The financial statements and management’s discussion and analysis are available under the Company’s profile on SEDAR+ at http://www.sedarplus.ca.

All financial information in this Annual Information Form is prepared in Canadian dollars, unless otherwise stated, and using International Financial Reporting Standards as issued by the International Accounting Standards Board. The information contained herein is dated as of May 22, 2026 unless otherwise stated.

The information provided in the AIF is supplemented by disclosure contained in the documents listed below which are incorporated by reference into this AIF. The documents listed below are not contained within, nor attached to, this document but may be accessed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

Type of Document	Report Date / Effective Date	Date Filed
Amended Mineral Resource Estimate and NI 43-101 Technical Report, Manhattan Property, Nye County, Nevada	Dated April 23, 2026; Effective June 4, 2025	April 28, 2026

FORWARD-LOOKING STATEMENTS

This AIF contains certain information that may constitute “forward-looking information” and “forward-looking statements”, within the meaning of applicable Canadian securities legislation, which are based upon the Company’s current internal expectations, estimates, projections, assumptions, and beliefs. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget” or “budgeted”, “scheduled”, “estimates”, “projects”, “intends”, “proposes”, “complete”, “anticipates” or “does not anticipate”, “believes”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “proposed”, “potential”, or variations of such words and phrases or state that certain actions, events, or results “may”, “can”, “could”, “would”, “might”, “will be taken”, “occur”, “continue”, or “be achieved”, and other similar words, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussions of strategy. Forward-looking statements include, but are not limited to estimates, plans, expectations, opinions, forecasts, projections, priorities, strategies, targets, guidance, or other statements that are not statements of fact. Forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of the Company to be materially different from those expressed or implied by such forward-looking information. The forward-looking statements included in this AIF are made only as of the date of this AIF. Forward-looking statements in this AIF include, but are not limited to, statements with respect to:

●	the performance of the Company’s business and operations;
●	the development, expansion, and assumed future results of operations of the Company’s projects;
●	the intention to grow the business and operations of the Company;
●	the applicability of certain laws, regulations, and any amendments thereof;
●	the ability to access sufficient capital from internal and external sources and the ability to access sufficient capital on favourable terms;
●	anticipated outcomes of lawsuits and other legal issues, and their direct and indirect impacts on other activities of the Company, particularly in relation to (but not limited to) potential receipt or retention of regulatory approvals;

●	anticipated actions of various governments;
●	the estimation of mineral resources;
●	anticipated conclusions of economic assessments of projects;
●	the accuracy of capital and operating cost estimates for projects;
●	the ability to attract and retain skilled staff and consultants under existing or future agreements;
●	requirements for additional capital;
●	the ability of the Company to generate cash flow from operations;
●	expectations of market prices and costs;
●	income and sales tax regulatory matters, competition, sales projections, currency, and interest rate fluctuations;
●	the competitive and business strategies of the Company;
●	the success of exploration programs;
●	the realization of mineral resource estimates;
●	continuation of rights to explore and mine;
●	future metal prices and currency exchange rates;
●	exploration, development and expansion plans and objectives;
●	the ability to expand existing mineral resources, generally;
●	the future development, costs and outcomes of the Company’s exploration projects;
●	the success of undeveloped mining activities;
●	permits and licenses, treatment under governmental regulatory regimes;
●	future dividend declarations and the Company’s dividend policy, including the timing, amount and sources of any future dividend payments;
●	the receipt of deferred and contingent consideration, including the post-closing payments and indemnification holdback releases contemplated by the MRG Sale Agreement (defined below);
●	reclamation and mine closure obligations, the maintenance and renewal of reclamation bonds, and the management of water rights and water-related infrastructure;
●	the anticipated continuation of operating losses and the timing of any future revenues from production;
●	the impact of climate-related laws, regulations and policies on the Company, including those relating to greenhouse gas emissions and broader environmental, health and safety standards; and
●	the Company’s use of the Technical Report as the basis for ongoing exploration and development activities at the Manhattan Property.

With respect to the forward-looking statements contained in this AIF, we have made assumptions regarding, among other things: (i) our ability to obtain necessary financing on acceptable terms; (ii) general economic, financial market, regulatory, and political conditions in which we operate; (iii) existence of a basic level of public-support for mine development from the local community; (iv) competition; (v) anticipated and unanticipated costs; (vi) government regulation of our activities and production and in the areas of taxation and environmental protection; (vii) the timely receipt of any required regulatory approvals; (viii) our ability to obtain qualified staff, consultants, management, equipment, and services in a timely and cost efficient manner; (ix) our ability to conduct operations in a safe, efficient, and effective manner; (x) the ability to obtain permits or approvals required to conduct planned exploration programs; (xi) the results of exploration; (xii) the accuracy of geological and engineering assumptions; (xiii) the likelihood of future operational difficulties (including cost escalation, unavailability of materials and equipment, industrial disturbances or other job action and possible events related to health, safety and environmental matters); (xiv) the likelihood of social unrest; (xv) the likelihood of the failure of counterparties to perform their contractual obligations; (xvi) changes in priorities, plans, strategies and prospects; (xvii) general economic, industry, business and market conditions; (xviii) disruptions or changes in the credit or securities markets; (xix) changes in law, regulation, or application and interpretation of the same; (xx) the ability to implement business plans and strategies, and to pursue business opportunities; (xxi) rulings by courts or arbitrators, proceedings and investigations; (xxii) inflationary pressures; (xxiii) the future impacts of pandemics or future significant new diseases; (xxiv) the receipt of deferred and contingent consideration under the MRG Sale Agreement on the terms and timelines contemplated; (xxv) the maintenance and renewal of reclamation bonds, environmental permits and water rights at currently estimated levels and on commercially reasonable terms; (xxvi) the absence of material changes in climate-related laws, regulations and policies that would materially increase the Company’s compliance costs; and (xxvii) various other events, conditions or circumstances that could disrupt Scorpio Gold’s priorities, plans, strategies and prospects.

Certain of the forward-looking statements and forward-looking information and other information contained herein concerning the mining industry and the general expectations of Scorpio Gold concerning the mining industry are based on estimates prepared by Scorpio Gold using data from publicly available governmental sources, market research, industry analysis, and on assumptions based on data and knowledge of the mining industry, which Scorpio Gold believes to be reasonable. However, although generally indicative of relative market positions, market shares, and performance characteristics, such data is inherently imprecise. While Scorpio Gold is not aware of any misstatement regarding any industry or government data presented herein, the mining industry involves risks and uncertainties that are subject to change based on various factors.

Forward-looking statements are based on certain assumptions and analyses made by the Company in light of the experience and perception of historical trends, current conditions and expected future developments and other factors it believes are appropriate, but which are subject to risks and uncertainties. Although we believe that the assumptions underlying these statements are reasonable, they may prove to be incorrect, and we cannot assure that actual results will be consistent with these forward-looking statements. Given these risks, uncertainties, and assumptions, readers should not place undue reliance on these forward-looking statements. The Company’s forward-looking statements are expressly qualified in their entirety by this cautionary statement. In particular, but without limiting the foregoing, disclosure in this Annual Information Form under “Description of the Business” as well as statements regarding the Company’s objectives, plans, and goals, including future operating results, economic performance, and planned exploration, development and production activities may make reference to or involve forward-looking statements. A number of factors could cause actual events, performance, or results to differ materially from what is projected in the forward-looking statements.

Whether actual performance, or achievements will conform to the Company’s expectations and predictions is subject to a number of known and unknown risks, uncertainties, assumptions and other factors, including those listed under “Risk Factors” in this AIF. The purpose of forward-looking statements is to provide the reader with a description of management’s expectations, and such forward-looking statements may not be appropriate for any other purpose. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements. Historical results of operations and trends that may be inferred from the information contained in this AIF may not necessarily indicate future results from operations. In particular, the current state of the global securities markets may cause significant reductions in the price of the Company’s securities and render it difficult or impossible for the Company to raise funds.

Additional information on these and other factors which could affect the Company’s operations and financial results are discussed the section titled “Risk Factors” in this AIF and in the sections relating to risk factors of our business filed in the Company’s required securities filings with applicable securities commissions or other securities regulatory authorities and which may be accessed through the SEDAR+ website at www.sedarplus.ca.

Compliance with NI 43-101

As required by National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), the Company has filed its amended technical report entitled “Mineral Resource Estimate and NI 43-101 Technical Report, Manhattan Property, Nye County, Nevada” (the “Technical Report”), dated April 23, 2026, with an effective date of June 4, 2025, detailing the technical information related to the Manhattan Property, located in Nevada, USA, authored by Matthew R. Dumala, P.Eng. and Art Ibrado, PhD, PE (the “Technical Report Authors”).

For the purposes of NI 43-101, the Company’s material mineral property is the Manhattan Property. Unless otherwise indicated, the Company has prepared the technical information in this Annual Information Form based on information contained in the Technical Report, news releases and other public filings (collectively, the “Disclosure Documents”) available under the Company’s profile on SEDAR+. Technical information contained in each Disclosure Document was prepared by or under the supervision of a “qualified person” as defined in NI 43-101. For readers to fully understand the information in this Annual Information Form, they should read the Disclosure Documents in their entirety, including all qualifications, assumptions and exclusions that relate to the information set out in this Annual Information Form which qualifies the technical information. The Disclosure Documents are each intended to be read as a whole, and sections should not be read or relied upon out of context. The technical information is subject to the assumptions and qualifications contained in the Disclosure Documents.

Unless otherwise indicated, all scientific and technical information relating to the Company’s mineral projects contained in this Annual Information Form has been reviewed and approved by Thomas Poitras, P. Geo., Chief Geologist of the Company and who by reason of education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, fulfills the requirements of a qualified person as defined in NI 43-101. All scientific and technical information relating to the Manhattan Property and incorporated by reference from the Technical Report has been reviewed and approved by the Technical Report Authors, who by reason of education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, fulfill the requirements of a qualified person as defined in NI 43-101, and are independent of the Company applying all of the tests in Section 1.5 of NI 43-101CP.

Classification of Mineral Reserves and Mineral Resources

In this Annual Information Form and as required by NI 43-101, the definitions, if any, of proven and probable mineral reserves and measured, indicated and inferred mineral resources are those used by Canadian provincial securities regulatory authorities and conform to the definitions utilized by the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) in the “CIM Definition Standards on Mineral Resources and Mineral Reserves” (the “CIM Standards”).

Cautionary Note to U.S. Investors Concerning Estimates of Mineral Reserves and Mineral Resources

The mineral resource and mineral reserve estimates, if any, contained in this Annual Information Form have been prepared in accordance with the requirements of NI 43-101. The definitions, if any, of the terms “proven mineral reserve”, “probable mineral reserve”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are those under CIM Standards. Without limiting the generality of the foregoing, there are differences in the definitions used in the United States included in the United States Securities and Exchange Commission (the “SEC”) subpart 1300 of SEC Regulation S-K, based on the Committee for Mineral Reserves International Reporting Standards and the CIM Standards. Investors are cautioned not to assume that all or any part of mineral reserves and mineral resources determined in accordance with NI 43-101 and CIM Standards will qualify as, or be identical to, mineral reserves and mineral resources estimated under the standards of the SEC applicable to U.S. companies under subpart 1300 of Regulation S-K. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. An “inferred mineral resource” is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An inferred mineral resource has a lower level of confidence than that applying to an indicated mineral resource and must not be converted to a mineral reserve. It is reasonably expected that the majority of inferred mineral resources could be upgraded to indicated mineral resources with continued exploration.

Accordingly, information contained in this Annual Information Form containing descriptions of the Company’s mineral deposits may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

Currency Presentation

All dollar amounts referenced, unless otherwise indicated, are expressed in Canadian dollars. The Company’s financial statements are presented in United States dollars. On May 21, 2026, the daily average exchange rate for the United States dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was USD$1.00 = CAD$1.3783 (CAD$1.00 = USD$0.7255). On December 31, 2025, the daily average exchange rate for the United States dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was USD$1.00 = CAD$1.3706 (CAD$1.00 = USD$0.7296).

CORPORATE STRUCTURE

Name, Address, and Incorporation

The Company was incorporated pursuant to the provisions of the Business Corporations Act (British Columbia) under the name “Cincoro Capital Corp.” on May 29, 2006.

The Company was initially listed as a capital pool company under the policies of the TSX Venture Exchange (“TSXV”) and completed its Qualifying Transaction (as that term is defined in TSXV Policy 2.4, the “Qualifying Transaction”) on June 11, 2009. At the closing of the Qualifying Transaction the Company changed its name from “Cincoro Capital Corp.” to “Scorpio Gold Corporation”.

The Company’s common shares are listed on the TSXV under the trading symbol “SGN” and the Company is a reporting issuer in British Columbia and Alberta. The head office and registered and records office of the Company is located at Suite 750, 1095 West Pender Street, Vancouver, BC V6E 2M6.

Intercorporate Relationships

As of the date hereof, the Company has one wholly-owned subsidiary which is incorporated under the Business Corporations Act (British Columbia), Scorpio Gold BC Holding Corp., and two wholly-owned subsidiaries which are incorporated under the laws of Nevada, USA, Scorpio Gold (US) Corporation (“Scorpio US”) and Goldwedge LLC. The following diagram illustrates the Company’s corporate structure:

Notes:

(1)	Formed under the laws of the Province of British Columbia on February 23, 2024, resulting from the amalgamation of the Company’s wholly owned subsidiary, 1455812 B.C. Ltd. (“Amalgamation Subco”) and Altus Gold Corp. (“Altus Gold”). See “General Development of the Business – Three Year History – Financial Year Ended December 31, 2024”.
(2)	Incorporated under the laws of Nevada, USA, on July 17, 2009.
(3)	Incorporated under the laws of Nevada, USA, on October 3, 2012.

During the financial year ended December 31, 2025, the Company had two other wholly-owned subsidiaries incorporated under the laws of Nevada, USA: Mineral Ridge Gold LLC (“MRG”) and Altus Gold Mining Corp. (“Altus US”). The Company sold MRG to an arm’s length third party on August 25, 2025 (see “General Development of the Business – Three Year History – Financial Year Ended December 31, 2025”), and Altus US was dissolved on April 15, 2025.

GENERAL DEVELOPMENT OF THE BUSINESS

Overview & Background

Scorpio Gold is a mineral exploration and development company focused on the acquisition, exploration and development of gold projects in Nevada, USA, with its material property being the Manhattan Property located in the Manhattan Mining District in Nye County, Nevada (the “Manhattan Property”). For more information about the Manhattan Property, please see “Description of the Business – General Overview” and “Mineral Projects”.

Three Year History

The following is a summary of the Company’s noteworthy developments over the last three financial years.

Financial Year Ended December 31, 2023

On March 20, 2023, Peter Hawley rejoined the board of directors of the Company (the “Board” or the “Board of Directors”).

On May 18, 2023, the Company entered into a binding letter of intent (the “Altus Gold LOI”) which set out the terms of a proposed arm’s length acquisition (the “Acquisition”) by the Company of all of the issued and outstanding shares of Altus Gold, a private mining issuer with two mineral exploration projects in Esmeralda County, Nevada, in exchange for 16,900,000 common shares of the Company (each, a “Common Share”), on a post-Consolidation (defined below) basis. Altus Gold agreed to provide a non-interest bearing, secured bridge loan of $500,000 to Scorpio Gold (the “Altus Bridge Loan”), which would be forgiven upon closing of the Acquisition. The Altus LOI was subsequently amended on June 15, 2023 and August 16, 2023.

On November 8, 2023, the Company entered into an amended and restated letter of intent with Altus Gold (the “Amended Altus LOI”) to replace the Altus LOI and to restructure the terms of the Acquisition. Under the terms of the Amended Altus LOI, the Company proposed to acquire all the outstanding shares of Altus Gold in exchange for issuing to the shareholders of Altus Gold up to 21,000,000 Common Shares, on a post-Consolidation (defined below) basis.

On November 24, 2023, the Company completed a consolidation of its outstanding Common Shares on the basis of one post-consolidation Common Share for every nine pre-consolidation Common Shares (the “Consolidation”).

On December 1, 2023, the Company announced its intention to complete a non-brokered private placement (the “$0.15 Private Placement”) to raise gross proceeds of up to $4,000,000 by the issuance of up to 26,666,666 units of the Company (the “Units”) at a price of $0.15 per Unit. Each Unit was comprised of one Common Share and one Common Share purchase warrant, with each warrant exercisable to acquire one Common Share at an exercise price of $0.20 for a period of two years from the date of issuance.

On December 13, 2023, the Company completed the first tranche of the $0.15 Private Placement by raising gross proceeds of $480,000 through the issuance of 3,200,000 Units of the Company.

Financial Year Ended December 31, 2024

On January 17, 2024, the Company entered into a definitive amalgamation agreement (the “Amalgamation Agreement”) with Altus Gold and the Company’s wholly owned subsidiary, Amalgamation Subco, pursuant to which the Company proposed to acquire all the issued and outstanding shares of Altus Gold by way of a three-cornered amalgamation (the “Amalgamation”). The Amalgamation Agreement superseded the Amended LOI. As at January 17, 2024, Altus Gold had advanced an aggregate of $1,000,000 under the Altus Bridge Loan.

On January 22, 2024, the Company completed the second tranche of the $0.15 Private Placement by the issuance of 6,384,966 Units for gross proceeds to the Company of $957,745.

On February 23, 2024, the Company completed the Amalgamation, which formed the entity Scorpio Gold BC Holding Corp. (“Amalco”), a wholly-owned subsidiary of the Company. The Company issued an aggregate of 22,839,611 Common Shares to former Altus Gold shareholders in exchange for their common shares of Altus Gold. In connection with the Amalgamation, Peter Hawley resigned from the Board and Zayn Kalyan and Michael Townsend, formerly directors of Altus Gold, were appointed to the Board. Zayn Kalyan was appointed as Chief Executive Officer while Chris Zerga, the former President and Chief Executive Officer of the Company, was appointed as Chief Operating Officer. In connection with the completion of the Amalgamation, Zayn Kalyan and Michael Townsend were issued an aggregate of 150,000 and 3,300,000 Common Shares, respectively, in exchange for their common shares of Altus Gold. On the same date, the Company also completed the third and final tranche of the $0.15 Private Placement through the issuance of 30,415,043 Units for gross proceeds to the Company of $4,562,255. The Altus Bridge Loan of $1,000,000 advanced by Altus to the Company was forgiven by Altus Gold in connection with the closing of the Amalgamation.

On May 8, 2024, Chris Richards was appointed as the Company’s Chief Financial Officer. Mr. Richards replaced Alnesh Mohan who resigned on the same date.

On May 15, 2024, the Company announced that it engaged Daniel Kunz & Associates to oversee the technical aspects of its 2024 Manhattan District exploration program.

On May 21, 2024, William M. Sheriff was appointed to the Company’s Board.

On May 21, 2024, Peter Brieger, a long-time director of the Company retired from the Board.

On June 4, 2024, the Company announced that Diane Zerga had resigned as Corporate Secretary and was appointed Vice-President of Operations, and that Diana Mark had been appointed as Corporate Secretary.

On June 5, 2024, the Company settled $26,430 of debt through the issuance of 132,150 Common Shares, at a deemed price of $0.20 per share, to a former director of the Company.

On June 28, 2024, the Company announced the appointment of Harrison Pokrandt as Vice President of Exploration.

On July 16, 2024, the Company, Ianco Holdings Ltd. (“Ianco”) and Matco Holdings Ltd. (“Matco”, and collectively with Ianco, the “Convertible Loan Lenders”) agreed to a partial debt settlement of the two secured convertible loan agreements pursuant to which the Company was entitled to borrow, and the Convertible Loan Lenders would advance to the Company, the aggregate principal amount of up to US$2,450,000 (up to US$1,225,000 for each loan) (the “Convertible Loans”), pursuant to which $750,000 of the amount owed to the Convertible Loan Lenders would be repaid via the issuance of 5,000,000 Common Shares at a deemed price of $0.15 per share, subject to the approval of the TSXV. On August 26, 2024, the Company and the Convertible Loan Lenders agreed to settle the remaining amounts owed, being $3,348,099 ($1,674,316 in debt owing to Matco and $1,673,783 in debt owing to Ianco), through the issuance of 13,950,411 Common Shares at a deemed price of $0.24 per share (6,976,316 Common Shares to Matco and 6,974,095 Common Shares to Ianco) subject to the approval of the TSXV. Collectively, the parties agreed to settle the full amount of the Convertible Loans through the issuance of an aggregate of 18,950,411 Common Shares to the Convertible Loan Lenders (9,476,316 Common Shares to Matco and 9,474,095 Common Shares to Ianco) (the “Convertible Loan Settlement”).

On July 18, 2024, the Company’s Common Shares commenced trading on the OTCQB Venture Market in the United States under the ticker symbol ‘SRCRF’.

On August 1, 2024, the Company announced the completion of its Phase 1 drilling campaign on its Manhattan Property, which commenced on June 4, 2024 and consisted of an initial five drill holes totalling 1,178 metres.

On August 2, 2024, the Company entered into a short-term loan with an arm’s length third party for proceeds of $1,150,000, with an interest rate of 5% per annum, due for repayment on December 31, 2024. The Company repaid $400,000 of the loan in October 2024 and $750,000 in April 2025, and the accrued interest was waived.

On September 17, 2024, the TSXV approved the Convertible Loan Settlement and the Company issued a total of 18,950,411 Common Shares to the Convertible Loan Lenders in settlement of the Convertible Loans.

On October 3, 2024, the Company completed a non-brokered private placement through the issuance of 20,858,666 Common Shares at a price of $0.12 per share for gross proceeds of $2,503,040. The Company paid aggregate cash finder’s fees of $9,390 and issued 64,750 non-transferable finder’s warrants to arm’s length finders of the Company in connection with the private placement. Each finder’s warrant entitled the holder thereof to purchase one Common Share at an exercise price of $0.12 until October 3, 2025.

On October 8, 2024, the Company announced that it significantly expanded its land position at its Manhattan Property, from an existing position of 1,876 hectares of unpatented claims, and 187 hectares of patented claims, through the staking of over 2,716 hectares of new unpatented claims, bringing the Company’s new total land position to approximately 4,779 hectares across the entire district.

On October 24, 2024, the Company announced assay results from its 2024 drilling campaign at its Manhattan Property. For further details, please refer to the Company’s news releases dated October 24, 2024, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On October 30, 2024, Chris Zerga and Diane Zerga ceased serving as the Company’s Chief Operating Officer and Vice-President of Operations, respectively, and the Company appointed Jeffery Lindstrom as the Company’s Vice-President of Operations.

On December 11, 2024, the Company announced further assay results from its 2024 drilling campaign at its Manhattan Property. For further information, and for details of the 2024 drill program, please refer to the Company’s news releases dated December 11, 2024, October 24, 2024, and August 1, 2024, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

Financial Year Ended December 31, 2025

On January 22, 2025, Andrea Yuan was appointed to the role of Chief Financial Officer of the Company, replacing Chris Richards.

On April 15, 2025, the Company completed the first tranche of a non-brokered private placement (the “$0.08 Offering”) through the issuance of 67,082,355 Common Shares for $0.08 per Common Share for gross proceeds of $5,366,588.

On April 22, 2025, the Company completed the second and final tranche of the $0.08 Offering through the issuance of a further 21,292,645 Common Shares for gross proceeds of $1,703,411. In total, through the $0.08 Offering the Company raised $7,070,000 and issued 88,375,000 Common Shares.

On May 28, 2025, the Company appointed Leo Hathaway to its Board and management team as Executive Technical Director.

On August 25, 2025, pursuant to a definitive agreement (the “MRG Sale Agreement”), among the Company, its wholly owned subsidiary, Scorpio US, and an arm’s-length third party (the “MRG Purchaser”), dated July 24, 2025, the Company sold (the “MRG Sale”) all membership interests in its wholly owned subsidiary Mineral Ridge Gold LLC (“MRG”), along with the related unpatented mining claims comprising MRG’s Mineral Ridge project located in Esmeralda County, Nevada, to the MRG Purchaser for an aggregate cash purchase price of US$7,500,000, of which (i) US$5,000,000 was paid by the MRG Purchaser to the Company on closing, (ii) a further US$1,500,000 was paid into escrow as an indemnification holdback, with such funds to be released to the Company on November 25, 2025 (as to 50%) (released) and May 25, 2026 (as to 50%), and (iii) a further US$1,000,000 will be paid on August 25, 2026 to the Company. The MRG Purchaser assumed the reclamation bond obligations of the Company and Scorpio US related to the Mineral Ridge project.

On August 25, 2025, the Company announced the initial assay results from phase 1 of its 2025 drilling campaign at its Manhattan Property. For further details, please refer to the Company’s news release dated August 25, 2025, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On September 3, 2025, the Company completed a non-brokered private placement financing through the issuance of 32,000,000 Common Shares at a price of $0.25 per Share for gross proceeds of $8,000,000. The financing was subscribed to by Ross Beaty ($4,400,000), Eric Sprott ($3,000,000), and four members of the Lumina Group ($600,000). The Company paid $90,000 in cash finder’s fees in connection with the financing.

On September 11, 2025, the Company announced the maiden mineral resource estimate (the “Maiden MRE”) at the Company’s Manhattan Property, as well as a historical mineral estimate (the “Historical MRE”) for certain satellite deposits at the Manhattan Property. The Maiden MRE covers the Goldwedge & Manhattan Pit areas of the Manhattan Property and comprises 18,343 tonnes grading 1.26 g/t gold for a total of 740,000 oz contained gold in the inferred category. The effective date of the Maiden MRE is June 4, 2025. The Historical MRE covers the Black Mammoth, April Fool, Hooligan, Keystone, and Jumbo areas of the Manhattan Property and comprises 1,652,325 tonnes grading 5.89 g/t gold for a total of 303,949 oz contained gold. For further details, please refer to the Company’s news release dated September 11, 2025, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On October 14, 2025, the Company announced further results from phase 1 of its 2025 drilling campaign at its Manhattan Property. For further details, please refer to the Company’s news release dated October 14, 2025, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On October 22, 2025, the Company announced the commencement of its phase 2 drilling program at its Manhattan Property. The phase 2 drilling program is planned to achieve a minimum of 50,000 metres of drilling, through diamond core and reverse circulation drilling. Phase 2 is intended to build upon the recently completed phase 1 diamond drilling program, which consisted of 12 diamond drill holes totalling 4,216 m, and the recently announced Maiden MRE. For further details, please refer to the Company’s news release dated October 22, 2025, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On October 23, 2025, the Company filed the technical report in respect of the Manhattan Property, titled the “Mineral Resource Estimate and NI 43-101 Technical Report, Manhattan Property, Nye County, Nevada” dated October 23, 2025 and effective June 4, 2025 (the "Original Technical Report"). The Original Technical Report was subsequently amended on April 23, 2026.

On November 24, 2025, the Company announced further results from its 2025 drilling program at its Manhattan Property. For further details, please refer to the Company’s news release dated November 24, 2025, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On December 3, 2025, the Company announced that it had received the first deferred payment, in the amount of US$750,000, from the sale of MRG, representing 50% of the escrowed funds. Also on December 3, 2025, Diana Mark retired from her role as Corporate Secretary of the Company and was replaced by Stephanie Sharma.

On December 30, 2025, the Company announced further results from its 2025 drilling program at its Manhattan Property. For further details, please refer to the Company’s news release dated December 30, 2025, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

Subsequent to Financial Year Ended December 31, 2025

On January 14, 2026, the Company entered into a property option agreement with an arm’s length third party and the Company's wholly-owned subsidiary, Scorpio Gold (US) Corporation, to acquire a 100% interest in the thirty-two unpatented lode mining claims known as the Betty East Property, located in Nye County, Nevada, expanding the Company's footprint at the southern end of the Manhattan District. For further details, please refer to the Company’s news release dated January 15, 2026, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On January 16, 2026, the Company granted 6,465,000 incentive stock options under the Company’s stock option plan to certain directors, officers, and consultants of the Company. The options are exercisable at a price of $0.37 per share with an expiry date of January 16, 2031.

On January 23, 2026, the Company announced further results from its 2025 drilling program at its Manhattan Property. For further details, please refer to the Company’s news release dated January 23, 2026, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On February 6, 2026, the Company announced further results from its 2025 drilling program at its Manhattan Property. For further details, please refer to the Company’s news release dated February 6, 2026, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On February 11, 2026, the Company announced further results from its 2025 drilling program at its Manhattan Property. For further details, please refer to the Company’s news release dated February 11, 2026, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On February 13, 2026, the Company's wholly-owned subsidiary, Goldwedge LLC, entered into an asset purchase agreement (the "Manhattan Mill APA") with Manhattan Metals Corp. (“Manhattan Metals”) pursuant to which Goldwedge agreed to sell certain mineral processing infrastructure located in Nye County, Nevada (the "Processing Assets") for C$750,000. The Processing Assets comprise a permitted mineral processing facility situated on patented mining claims in the Manhattan mining district of Nye County, Nevada, including, without limitation, a primary crusher, a conventional milling circuit with a nominal processing capacity of approximately 400 tons per day, a filter press-based tailings dewatering system, and all associated fixed and mobile equipment, utilities and supporting infrastructure. The Processing Assets have not been in active operation in recent years and have been maintained in an idle state. In connection with the transaction, Manhattan Metals has been granted the right to relocate the Processing Assets to a site of its choosing. The sale of the Processing Assets pursuant to the Manhattan Mill APA was completed on May 13, 2026

On February 19, 2026, the Company announced results from step out-holes from the Phase Two drill program at its Manhattan Property. For further details, please refer to the Company’s news release dated February 19, 2026, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On February 24, 2026, the Company announced that, over the preceding seven months, it had received aggregate proceeds of approximately $7,923,500 from the exercise of 39,617,500 common share purchase warrants. The exercised warrants were issued in connection with the Company’s February 2024 financing and carried an exercise price of $0.20 per common share.

On February 27, 2026, the Company announced further results from three step-out holes from its Phase Two drill program at its Manhattan Property. For further details, please refer to the Company’s news release dated February 27, 2026, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On March 19, 2026, the Company announced further results from five step-out holes from its Phase Two drill program at its Manhattan Property. For further details, please refer to the Company’s news release dated March 19, 2026, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On April 1, 2026, the Company announced further results from three step-out holes from its Phase Two drill program at its Manhattan Property. For further details, please refer to the Company’s news release dated April 1, 2026, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On April 10, 2026, the Company issued 1,700,000 incentive stock options to two employees and two consultants of the Company. The options are exercisable at a price of C$0.35 per share with an expiry date of April 10, 2031. The options vest 25% every six months over two years.

On April 16, 2026, the Company announced further results from five step-out holes from its Phase Two drill program at its Manhattan Property. For further details, please refer to the Company’s news release dated April 16, 2026, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On April 24, 2026, the Company issued 500,000 incentive stock options to one consultant of the Company. The options are exercisable at a price of C$0.34 per share with an expiry date of April 24, 2031. The options vest 25% every six months over two years.

On April 24, 2026, the Board approved an amendment to the Company's Equity Incentive Plan (as defined below) (the “Plan Amendment”). The Plan Amendment amends the maximum number of Common Shares reserved and available for grant and issuance pursuant to RSUs and PSUs (as defined below) as follows: (i) up to 11,000,000 Common Shares reserved and available for grant and issuance pursuant to RSUs, and (ii) up to 19,000,000 Common Shares reserved and available for grant and issuance pursuant to PSUs, for an aggregate maximum of 30,000,000 Common Shares. Prior to the Amendment, the maximum number of Common Shares reserved and available for grant and issuance pursuant to RSUs and PSUs was 9,000,000 Common Shares. The Plan Amendment remains subject to approval and ratification by the Company’s shareholders, which the Company will be seeking at its annual general and special meeting of shareholders to be held on June 9, 2026. See "Description of Capital Structure - Stock Options, Restricted Share Units, and Performance Share Units" below.

On April 28, 2026, the Company announced further results from three step-out holes from its Phase Two drill program at its Manhattan Property. For further details, please refer to the Company’s news release dated April 28, 2026, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On April 28, 2026, the Company filed an amended technical report in respect of the Manhattan Property, amending the Original Technical Report, titled the “Mineral Resource Estimate and NI 43-101 Technical Report, Manhattan Property, Nye County, Nevada” dated April 23, 2026 and effective June 4, 2025 (the "Technical Report"). See “Description of the Business – General Overview” and “Mineral Projects”.

On May 5, 2026, the Company announced further results from two step-out holes from its Phase Two drill program at its Manhattan Property. For further details, please refer to the Company’s news release dated May 5, 2026, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On May 7, 2026, the Company announced further results from two step-out holes from its Phase Two drill program at its Manhattan Property. For further details, please refer to the Company’s news release dated May 7, 2026, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On May 13, 2026, the Company announced further results from two step-out holes from its Phase Two drill program at its Manhattan Property. For further details, please refer to the Company’s news release dated May 13, 2026, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

On May 21, 2026, the Company announced results from five step-out holes from its Phase Two drill program at its Manhattan Property. For further details, please refer to the Company’s news release dated May 21, 2026, filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

Anticipated Changes in the Company’s Business in the Financial Year Ended December 31, 2026

The Company’s business plan is to continue with the exploration and development of the Manhattan Property. The Company intends to use the Technical Report as the basis for exploration at the Manhattan Property, and such exploration remains the principal business objective of the Company. See “Mineral Projects – Manhattan Property”.

DESCRIPTION OF THE BUSINESS

General Overview

The Company is a mineral exploration and development company engaged in the acquisition, exploration and development of gold projects in Nevada, USA, with its flagship asset being the Manhattan Property. The Manhattan Property is located in the Walker Lane Trend of Nevada, USA, is road accessible and lies approximately 53 kilometers north-northeast of Tonopah, Nevada.

The Manhattan Property encompasses several properties and claim blocks with previous mining and exploration history that have been acquired by Scorpio Gold, including: the Goldwedge property, encompassing the Goldwedge Mine and additional associated patented and unpatented lode claims; the Manhattan property, encompassing the closed Manhattan Mine and additional associated patented lode and unpatented lode and placer claims; the Keystone-Jumbo property, encompassing the historical Keystone-Jumbo Mine and additional associated unpatented lode claims; and several large blocks of (primarily unpatented) lode claims outside of the aforementioned core historical mining/exploration areas.

The following map provides a location overview of the Company’s Manhattan Property within Nevada as of the date of this AIF.

The Company is in the process of evaluating the Manhattan Property through exploration programs. The objective of such programs is to evaluate the potential of the Manhattan Property to host economic concentrations of minerals and to determine if additional exploration or development spending is warranted. In such case, an appropriate project to advance the Manhattan Property to the next decision point will be formulated, and depending on available funds, implemented if desirable. If the Company does not wish to advance the Manhattan Property further, it may be offered for option or joint venture.

The Company currently conducts no product sales, does not currently distribute any product and does not have any source of operating revenues at this time. The underlying value of the mineral properties are entirely dependent on the existence of economically recoverable reserves, securing and maintaining title and beneficial interest in the properties, the ability of the Company to obtain the necessary financing to complete development, and also depends upon future profitable production.

Specialized Skill and Knowledge

The Company’s business requires specialized skills and knowledge. Such skills and knowledge include the areas of mineral exploration, environmental permitting, engineering, geology, drilling, metallurgy, construction, community engagement, logistical planning, project management and implementation of exploration and development programs as well as legal compliance, finance and accounting. The Company competes with numerous other companies for the recruitment and retention of qualified employees and consultants in such fields. In order to attract and retain personnel with the specialized skills and knowledge required for the Company’s operations, the Company maintains remuneration and compensation packages it believes to be competitive. To date, the Company has been able to meet its staffing requirements. See “Risk Factors – Reliance on Key Personnel and Skilled Labour” for more information.

Competitive Conditions

The gold exploration and mining business is competitive in all phases of exploration, development and production. Scorpio Gold competes with other companies that may have resources in excess of those of the Company. The ability of Scorpio Gold to acquire mineral properties in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for development or mineral exploration. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to the Company. Factors beyond the control of the Company may affect the marketability of minerals mined or discovered by the Company. See “Risk Factors”.

Raw Materials

The Company uses critical components such as water, electrical power, diesel and propane in its business, all of which are readily available. Electrical power is available at the Manhattan Property, supplied by Sierra Pacific Power Company, a subsidiary of NV Energy. The Company has water rights allowing for a total combined duty of 3,272.74 acre feet per annum (“AFA”), from wells located on the Manhattan Property, of which 134.74 AFA is authorized for consumptive use.

Cycles

The mining business is subject to global economic cycles which affect the marketability of products derived from mining. The Company’s mineral exploration activities may also be subject to seasonality due to adverse weather conditions. The Company’s Manhattan Property is located in Nevada, USA, where the local climate is semi-arid, and the property is accessible via state highway and county roads year-round.

Intangible Properties

The Company does not currently have any identifiable intangible properties.

Economic Dependence

The Company’s business is not substantially dependent on any single commercial contract or group of contracts either from suppliers or contractors.

Employees

As of the date of this AIF, the Company has five permanent employees in Canada. In addition, it retains a number of geologists, engineers, and other consultants on a temporary contract basis, as required. To continue with the development of its assets, Scorpio Gold is likely to require additional experienced employees and third-party consultants and contractors. The Company has not experienced, and does not expect to experience, significant difficulty in attracting and retaining qualified personnel. However, no assurance can be given that a sufficient number of qualified employees will be retained by the Company when necessary. See “Risk Factors – Reliance on Key Personnel and Skilled Labour” for more information.

Foreign Operations

The Company is primarily funded through equity investments into the Company denominated in Canadian Dollars and, in the normal course of business, the Company enters into transactions for the purchase of supplies and services denominated in Canadian and United States Dollars. While the Company is headquartered in Vancouver, British Columbia, the Company’s properties are located in the United States and expenses in relation to the properties may be incurred in United States dollars. As a result, the Company is subject to foreign currency fluctuations which may materially change its financial position and results.

Bankruptcy and Similar Procedures

There are no bankruptcy, receivership, or similar proceedings against the Company, nor is the Company aware of any such pending or threatened proceedings. There have not been any voluntary bankruptcy, receivership or similar proceedings by the Company within the three most recently completed financial years or currently proposed for the current financial year.

Reorganizations

Other than as set out below, there have been no material reorganizations of or involving the Company or its subsidiaries within the three most recently completed financial years or currently proposed for the current financial year.

On February 23, 2024, the Company acquired all the issued and outstanding shares of Altus Gold by way of three-cornered amalgamation in which the Company’s wholly-owned subsidiary, Amalgamation Subco amalgamated with Altus Gold to form the entity Scorpio Gold BC Holding Corp., which is now a wholly-owned subsidiary of the Company, and the Company issued to the former shareholders of Altus Gold an aggregate of 22,839,611 Common Shares of the Company in exchange for their shares of Altus Gold. For more information, see “General Development of the Business – Three Year History – Financial Year Ended December 31, 2024”.

Environmental Protection

The current and future operations of the Company, including potential development activities on any of the Company’s mineral projects or areas in which it has an interest, are subject to laws and regulations governing exploration, development, tenure, production, taxes, labour standards, occupational health, wastes disposal, greenhouse gas emissions, protection and remediation of environment, reclamation, mine safety, toxic substances and other matters. Compliance with such laws and regulations increases the costs of and delays planning, designing, drilling and developing the Company’s mineral properties. The Company attempts to diligently apply technically proven and economically feasible measures to advance protection of the environment throughout the exploration and development process. Current costs associated with compliance are considered to be normal.

The Company’s Manhattan Property is subject to multiple environmental permits, reclamation bonds (approximately US$969,346), and ongoing monitoring and reporting requirements. While current operations on the Manhattan Property are limited, delays in permit renewals, incomplete reporting, and risks relating to water rights could increase compliance costs. Future capital expenditures are expected in connection with permit renewals, facility upgrades, and water management, which may impact profitability and the Company’s ability to maintain its competitive position.

RISK FACTORS

There are a number of risk factors that could cause future results to differ materially from those described herein. The risks and uncertainties described herein are not the only ones the Company faces. Additional risks and uncertainties, including those that the Company does not currently know about, or that it currently considers immaterial, may also adversely affect the Company’s business. If any of the following risks materialize, the Company’s business may be harmed, and its financial condition and operational results may suffer significantly. Existing and prospective investors should carefully consider the risk factors set out below and consider all other information contained in this Annual Information Form and in the Company’s other public filings before making an investment decision. The information in this section is intended to serve as an overview and should not be considered comprehensive, as the Company may face risks and uncertainties that are not currently known to us, or that we deem to be immaterial, and that are therefore not discussed in this section. All risks to the Company’s business have the potential to influence its operations in a materially adverse manner.

Additional Funding Requirements

The Company will require additional financing to continue its operations. There can be no assurance that the Company will be able to obtain adequate financing in the future, or that the terms of such financing will be favourable, for further exploration and development of its projects. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development and the property interests of the Company with the possible dilution or loss of such interests. Further, revenues, financings and profits, if any, will depend upon various factors, including the success, if any, of exploration programs and general market conditions for natural resources.

History of Losses

The Company has had a history of losses. None of the Company’s properties are currently in production, and there is no certainty that the Company will succeed in placing any of its properties into production in the near future, if at all. The Company anticipates continued losses for the foreseeable future until it can successfully place one or more of its properties into commercial production on a profitable basis. It could be years, if ever, before the Company receives any revenues from any production of metals. If the Company is unable to generate significant revenues with respect to its properties from their development or sale, the Company will not be able to earn profits and may not be able to continue operations.

Going Concern Risk

The Company’s financial resources are limited, and the Company currently has no operating revenues. The Company’s ability to continue as a going concern in the long term is dependent upon, among other things, the Company establishing commercial quantities of mineral reserves on its properties and obtaining the necessary financing to develop and profitably produce such minerals or, alternatively, disposing of its interests on a profitable basis. Any unexpected costs, problems or delays could severely impact the Company’s ability to continue exploration and development activities. Should the Company be unable to continue as a going concern, realization of assets and settlement of liabilities in other than the normal course of business may be at amounts materially different than the Company estimates. The amounts attributed to the Company’s exploration properties in its financial statements represent acquisition and exploration costs and should not be taken to represent realizable value.

Nature of Mineral Exploration and Mining

The Company’s future is dependent on its exploration and development programs. The exploration and development of mineral deposits involves significant financial risks over a prolonged period of time, which may not be eliminated even through a combination of careful evaluation, experience and knowledge. Few properties that are explored are ultimately developed into economically viable operating mines. Major expenditures on the Company’s exploration properties may be required to construct mining and processing facilities at a site, and it is possible that even preliminary due diligence will show adverse results, leading to the abandonment of projects. It is impossible to ensure that preliminary or full feasibility studies on the Company’s projects, or the current or proposed exploration programs on any of the properties in which the Company has exploration rights, will result in any profitable commercial mining operations. The Company cannot give any assurance that its current and future exploration activities will result in a discovery of mineral deposits containing mineral reserves.

Estimates of mineral resources and any potential determination as to whether a mineral deposit will be commercially viable can also be affected by such factors as: the particular attributes of the deposit, such as its size and grade; unusual or unexpected geological formations and metallurgy; proximity to infrastructure; financing costs; precious metal prices, which are highly volatile; and governmental regulations, including those relating to prices, taxes, royalties, infrastructure, land use, importing and exporting of metal concentrates, exchange controls and environmental protection. The effect of these factors cannot be accurately predicted, but the combination of any or all of these factors may result in the Company not receiving an adequate return on its invested capital or suffering material adverse effects to its business and financial condition. Exploration and development projects also face significant operational risks including but not limited to an inability to obtain access rights to properties, accidents, equipment breakdowns, labour disputes (including work stoppages and strikes), and other unanticipated interruptions.

The long-term profitability of the Company’s operations will be in part directly related to the cost and success of its exploration programs, which may be affected by a number of factors, including the Company’s ability to extend the permitted term of exploration granted by the underlying concession contracts. Substantial expenditures are required to establish reserves through drilling, to develop processes to extract the resources and, in the case of new properties, to develop the extraction and processing facilities and infrastructure at any site chosen for extraction. Although substantial benefits may be derived from the discovery of a major deposit, no assurance can be given that any such deposit will be commercially viable or that the funds required for development can be obtained on a timely basis.

Mineral Resource and Mineral Reserve Estimates

The mineral resource and mineral reserve estimates contained in this AIF have been determined and valued based on assumed future prices, cut off grades, and operating costs. However, until mineral deposits are actually mined and processed, mineral resources and mineral reserves must be considered as estimates only. Any such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results, and industry practices. Estimates can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. In addition, the grade and/or quantity of precious metals ultimately recovered may differ from that indicated by drilling results. There can be no assurance that precious metals recovered in small scale tests will be duplicated in large scale tests under on-site conditions or in production scale. Extended declines in market prices for minerals may render portions of the mineralization at the Company’s properties uneconomic and result in reduced reported mineralization. Amendments to the mine plans and production profiles may be required as the amount of resources changes or upon receipt of further information during the implementation phase of the project. Any material reductions in estimates of mineralization, or of the Company’s ability to extract this mineralization, could have a material adverse effect on the Company’s results of operations or financial condition.

Government Regulation and Policy Risks

The Company’s operations, exploration and development activities are subject to extensive US federal, state and local laws and regulations governing such matters as environmental protection, management and use of toxic substances and explosives, management of natural resources, health, exploration and development of mines, production and post-closure reclamation, safety and labour, mining law reform, price controls import and export laws, taxation, maintenance of claims, tenure, government royalties and expropriation of property. The recent trend in environmental and health and safety regulation is generally toward stricter standards, and the Company expects that this trend will continue. There is no assurance that future changes in such regulation, if any, will not adversely affect the Company’s operations. The activities of the Company require licenses and permits from various governmental authorities including renewals.

The costs associated with compliance with these laws and regulations are substantial and possible future laws and regulations, changes to existing laws and regulations and more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expenses, capital expenditures, restrictions on or suspensions of the Company’s operations and delays in the development of its properties. Moreover, these laws and regulations may allow governmental authorities and private parties to bring lawsuits based upon damages to property and injury to persons resulting from the environmental, health and safety practices of the Company’s past and current operations, or possibly even those actions of parties from whom the Company acquired its mines or properties, and could lead to the imposition of substantial fines, penalties or other civil or criminal sanctions. The Company may inadvertently fail to comply with certain laws which could lead to financial restatements, fines, penalties, and other material negative impacts on the Company.

Permitting Risks

The Company’s current and anticipated future operations, including further exploration, development activities and any commencement of future production on the Company’s properties (including the Manhattan Property), require permits from various national, state and local governmental authorities. The Company cannot be certain that it will receive, or maintain once granted, the necessary federal and state permits on acceptable terms to conduct further exploration and to develop such properties. There can be no assurance that the Company will be able to obtain or maintain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects, on reasonable terms or at all. Delays or a failure to obtain such licenses and permits, or a failure to comply with the terms of any such licenses and permits that the Company does obtain, could increase the Company’s costs and delay its activities, and could have a material adverse effect on the Company.

In addition to proposed statutory changes, changes to the regulations promulgated under mining statutes are often proposed by federal regulatory agencies, and non-governmental organizations often litigate to influence the application of existing regulations.

Reliance on Key Personnel and Skilled Labour

The success of the Company is currently largely dependent on the performance of its executive management team. There is no assurance the Company can retain or maintain the services of its management or other qualified personnel required to operate its business. Failure to do so could have a material adverse effect on the Company, its business, and its prospects.

The ability of the Company to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to skilled labour, consultants, management, equipment, parts and components. No assurances can be given that the Company will be successful in maintaining its required supply of skilled labour, consultants, management, equipment, parts and components. The failure to do so could have a material adverse effect on the financial results of the Company.

Title Risks

The acquisition of title to resource properties in the western United States is a detailed and time-consuming process. Not all of the mining claims that comprise the Company’s properties have been surveyed and, accordingly, the precise location of the boundaries of some of the claims and ownership of mineral rights on specific tracts of land comprising the claims may be in doubt. Such claims are subject to annual compliance with assessment work requirements and payments. Other parties may dispute the Company’s title to the properties. While the Company has taken reasonable measures to investigate title to the mineral claims comprising its properties and, to the best of its knowledge, title to the properties is in good standing, this should not be construed as a guarantee of title.

The Company’s properties in Nevada have complex title histories and there may be conflicting unrecorded or undocumented claims to title to its properties. Although the Company has taken reasonable precautions to ensure that legal title to its properties is properly documented, there can be no assurance that the Company’s title work has discovered all adverse title interests or that its property interests will not be challenged. The Company’s Manhattan Property is in a historic mining area and may have historical title issues that prevent the project from being explored or developed. Such title issues and any defects in title may impair the Company’s development of its properties and could result in a loss of all or a portion of the properties to which a title defect relates. Title insurance is generally not available with respect to mining claims.

The Company’s properties may be subject to prior unrecorded agreements or transfers and title may be affected by undetected defects. These defects could adversely affect the Company’s title to such properties or delay or increase the cost of the development of such properties. In addition, the Company’s properties may be subject to indigenous or other historical rights that may be claimed on federal or state properties or other types of tenure with respect to which mineral rights have been conferred. The Company is not aware of any indigenous land claims having been asserted or any legal actions relating to indigenous issues having been instituted with respect to any of the mineral properties in which the Company has an interest.

Mining Risks and Insurance

Hazards such as fire, explosion, floods, structural collapses, industrial accidents, unusual or unexpected geological conditions, ground control problems, power outages, explosions, inclement weather, cave-ins, flooding and mechanical equipment failure are inherent risks in the Company’s mining operations. These and other hazards may cause injuries or death to employees, contractors or other persons at the Company’s mineral properties, severe damage to and destruction of the Company’s property, plant and equipment and mineral properties, and contamination of, or damage to, the environment, and may result in the suspension of the Company’s exploration and development activities and any future production activities. Safety measures implemented by the Company may not be successful in preventing or mitigating future accidents and the Company may not be able to obtain insurance to cover these risks at economically feasible premiums or at all. Insurance against certain environmental risks is not generally available to the Company or to other companies within the mining industry.

In addition, from time to time the Company may be subject to governmental investigations and claims and litigation filed on behalf of persons who are harmed while at its properties or otherwise in connection with the Company’s operations. To the extent that the Company is subject to personal injury or other claims or lawsuits in the future, it may not be possible to predict the ultimate outcome of these claims and lawsuits due to the nature of personal injury litigation. Similarly, if the Company is subject to governmental investigations or proceedings, the Company may incur significant penalties and fines, and enforcement actions against it could result in the closing of certain of the Company’s mining operations. If claims and lawsuits or governmental investigations or proceedings are finally resolved against the Company, the Company’s financial performance, financial position and results of operations could be materially adversely affected.

Competition for New Properties

The mining industry is intensely and increasingly competitive in all its phases, and the Company may have to compete with other companies that have greater financial and technical resources. Competition in the metals mining industry is primarily for mineral rich properties which can be developed and produced economically, and businesses compete for the technical expertise to find, develop, and produce such properties, the skilled labor to operate the properties and the capital for the purpose of financing development of such properties. Such competition could adversely affect the Company’s ability to acquire suitable producing properties or prospects for mineral exploration, recruit or retain qualified employees or acquire the capital necessary to fund its operations and develop its properties.

Equipment Shortages, Access Restrictions, and Lack of Infrastructure

Natural resource exploration, development and mining activities are dependent on the availability of mining, drilling and related equipment in the particular areas where such activities are conducted. A limited supply of such equipment or access restrictions may affect the availability of such equipment to the Company and may delay exploration, development or extraction activities. Certain equipment may not be immediately available or may require long lead time orders. A delay in obtaining necessary equipment for mineral exploration, including drill rigs, could have a material adverse effect on the Company’s operations and financial results.

Mining, processing, development and exploration activities also depend on the availability of adequate infrastructure. Reliable roads, bridges, power sources, fuel and water supply and the availability of skilled labour and other infrastructure are important determinants that affect capital and operating costs. At each of the Company’s projects, additional infrastructure will be required prior to commencement of mining. The lack of availability of acceptable terms or the delay in the availability of any one or more of these items could prevent or delay development of the Company’s projects.

Exploration of mineral properties is less intrusive, and generally requires fewer surface and access rights, than properties developed for mining. The Company will need to secure the necessary surface access rights to develop its projects. No assurances can be provided that the Company will be able to secure required surface rights on favourable terms, or at all. Any failure by the Company to secure surface rights could prevent or delay development of the Company’s projects.

Pre-Existing Environmental Liabilities

Pre-existing environmental liabilities may exist on the properties in which the Company currently holds an interest or on properties that may be subsequently acquired by Scorpio Gold which are unknown, and which have been caused by previous or existing owners or operators of the properties. In such event, the Company may be required to remediate these properties and the costs of remediation could be substantial. Further, in such circumstances, the Company may not be able to claim indemnification or contribution from other parties. In the event Scorpio Gold is required to undertake and fund significant remediation work, such event could have a material adverse effect upon the Company and the value of the Common Shares.

Reputational Damage to the Company

Damage to the Company’s reputation can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. The increased usage of online media as well as other web-based tools used to generate, publish, and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views of the Company and its activities, whether true or not. Although the Company believes that it operates in a manner that is respectful to all stakeholders and that it takes care in protecting its image and reputation, the Company does not ultimately have direct control over how it is perceived by others. Reputation loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations, and an impediment to the Company’s overall ability to advance its projects, thereby having a material adverse impact on financial performance, financial condition, cash flows, and growth prospects.

Ability to Implement Business Strategy

There can be no assurance that Scorpio Gold’s management team will be successful in implementing its strategy (including as set out in this Annual Information Form) or that past results will be reproduced going forward. The management team may experience difficulties in effecting key strategic goals such as the growth, development and investment in the Manhattan Property or the successful exploration and development of exploration projects more generally. The performance of Scorpio Gold’s operations could be adversely affected if the Company’s management team cannot implement the stated business strategy effectively.

Regulatory or Agency Proceedings, Investigations, and Audits

The Company’s business requires compliance with many laws and regulations. Failure to comply with these laws and regulations could subject the Company to regulatory or agency proceedings or investigations and could also lead to damage awards, fines and penalties. Scorpio Gold may become involved in a number of government or agency proceedings, investigations, and audits. The outcome of any regulatory or agency proceedings, investigations, audits, and other contingencies could harm the Company’s reputation, require the Company to take, or refrain from taking, actions that could harm its operations or require Scorpio Gold to pay substantial amounts of money, harming its financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations, and audits will not result in substantial costs or a diversion of management’s attention and resources or have a material adverse impact on the Company’s business, financial condition, and results of operation.

Price Volatility of Publicly Traded Securities

In recent years, the securities markets in Canada and the United States have experienced a high level of price and volume volatility and the market prices of securities of many companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that continual fluctuations in price or volume will not occur. It may be anticipated that any quoted market for the Common Shares of the Company will be subject to market trends generally, notwithstanding any potential success or challenges of the Company in creating revenues, cash flows or earnings.

Exchange Rate Risks

The Company may be adversely affected by foreign currency fluctuations. The Company is primarily funded through equity investments into the Company denominated in Canadian Dollars. In the normal course of business, the Company enters into transactions for the purchase of supplies and services denominated in Canadian and United States Dollars. The Company also has cash and certain liabilities denominated in United States Dollars. Exploration, development and administrative costs to be funded by the Company in the United States will be denominated in United States Dollars. Fluctuations in the exchange rates between the Canadian Dollar and the United States Dollar may have an adverse or positive effect on the Company.

Economic Conditions for Mining

The market price for precious metal commodities is historically volatile. During periods of decreased precious metal prices, the mining and minerals sectors in general are affected negatively and may impact the Company’s market capitalization. Any sudden or rapid destabilization of global economic conditions may impact the Company’s ability to obtain equity or debt financing in the future on terms favorable to the Company or at all. In such an event, the Company’s operations and financial condition may be adversely affected.

Litigation

The Company may become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which the Company is, or becomes involved be determined against the Company, such a decision could adversely affect the Company’s ability to continue operating, could negatively impact the value of the Common Shares, and could use significant resources. Even if Scorpio Gold is involved in litigation and wins, litigation can redirect significant Company resources, including the time and attention of management and available working capital. Litigation may also create a negative perception of the Company’s brand.

Potential Conflicts of Interest

Certain of the directors and officers of the Company also serve as directors and/or officers of other companies involved in the industries in which the Company operates, and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers will be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Company. Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws and the internal policies and procedures of the Company.

Legal and Accounting Requirements

As a publicly listed company, the Company is subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is material. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, the Company’s inability to file required periodic reports on a timely basis, loss of market confidence, delisting of its securities and/or governmental or private actions against the Company. There can be no assurance that the Company will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis privately held and larger public competitors.

Accounting Policies and Internal Controls

The Company prepares its financial reports in accordance with International Financial Reporting Standards. In preparation of its financial reports, management may need to rely upon assumptions, make estimates or use their best judgment in determining the financial condition of the Company. Significant accounting policies are described in more detail in the Company’s audited financial statements. In order to have a reasonable level of assurance that financial transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported, the Company has implemented and continues to analyze its internal control systems for financial reporting, as further explained in its audited financial statements. Although the Company believes its financial reporting and financial statements are prepared with reasonable safeguards to ensure reliability, the Company cannot provide absolute assurance in this regard.

Risks Related to Dilution

The Company may issue additional Common Shares in the future, which may dilute a Shareholder’s holdings in the Company. The Company’s constating documents permit the issuance of an unlimited number of Common Shares, and shareholders will have no pre-emptive rights in connection with such further issuance. The directors of the Company have discretion to determine the price and the terms of issue of further issuances. Moreover, additional Common Shares will be issued by the Company on the exercise of awards under the Company’s Equity Incentive Plan (defined herein) and upon the exercise of outstanding Warrants.

Fraudulent or Illegal Activity by Employees, Contractors, and Consultants

The Company is exposed to the risk that its employees, independent contractors, and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to the Company that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal and provincial fraud and abuse laws and regulations; (iv) environmental or health and safety laws, regulations or standards; or (v) laws that require the true, complete, and accurate reporting of financial information or data. It is not always possible for the Company to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Scorpio Gold, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on Scorpio Gold’s business, including the imposition of civil, criminal, and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits, and future earnings, and curtailment of the Company’s operations, any of which could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Information Technology Systems and Security Threats

The Company’s operations will depend, in part, on how well it and its suppliers and service providers protect networks, equipment, IT systems, and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage, destruction, fire, power loss, hacking, computer viruses, vandalism, and theft. The Company’s operations will also depend on the timely maintenance, upgrades, and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays, and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Company’s reputation and results of operations.

There can be no assurance that the Company will not incur such losses in the future. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes, and practices designed to protect systems, computers, software, data, and networks from attack, damage, or unauthorized access is a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Political and Economic Instability

The Company’s mineral exploration and development activities in the United States, including Nevada, are subject to political, economic, legal and regulatory risks that may adversely affect its business, operations and financial condition. Although the United States and Nevada are generally considered stable mining jurisdictions, changes in federal, state or local laws, regulations or government policies may affect the mining industry and the Company’s operations. In recent years, there has been increasing political support in the United States for protectionist economic and industrial policies, including policies intended to prioritize U.S. companies, supply chains, investment and critical mineral development. As a Canadian company operating in the United States, the Company may be adversely affected by changes to laws, regulations or government practices relating to foreign ownership, foreign investment review, permitting, public land access, procurement preferences, tariffs, taxation, trade restrictions or the treatment of non-U.S. companies operating in strategic or critical mineral sectors. Increased regulatory scrutiny, permitting delays or other restrictions applicable to foreign-owned companies could adversely affect the Company’s ability to advance or operate its projects.

In addition, the Company may be adversely affected by broader economic and geopolitical conditions, including inflation, elevated interest rates, supply chain disruptions, tariffs, labor shortages, volatility in commodity and financial markets, civil unrest, terrorism and international conflicts. These factors may increase the costs of exploration, development and operations, restrict access to equipment, materials or financing, and negatively affect the Company’s ability to advance its projects. The impact of any such factors cannot be accurately predicted and may have a material adverse effect on the Company’s business, financial condition and results of operations.

Tax

No assurance can be given that the Company’s tax positions will not be successfully challenged by tax authorities, new taxation rules will not be enacted, existing rules will not be changed, or existing rules will not be applied in a manner which could result in the Company being subject to additional taxation or liability, or which could otherwise have a material adverse effect on the Company’s results from operations and financial condition.

Natural Disasters, Terrorist Acts, Civil Unrest, and Other Disruptions

Upon the occurrence of a natural disaster, or upon an incident of war, riot or civil unrest, the impacted country, province, or region may not efficiently and quickly recover from such event, which could have a material adverse effect on the Company, its customers, and/or either of their businesses or operations. Terrorist attacks, public health crises, domestic and global trade disruptions, infrastructure disruptions, civil disobedience or unrest, natural disasters, national emergencies, acts of war, technological attacks and related events can result in volatility and disruption to local and global supply chains, operations, mobility of people and the financial markets, which could affect interest rates, credit ratings, credit risk, inflation, business, financial conditions, results of operations and other factors relevant to the Company, its customers, and/or either of their businesses or operations, which may have a material adverse effect on the Scorpio Gold’s reputation, business, financial conditions or operating results.

MINERAL PROJECTS

Manhattan Property

The Company’s only material project is its Manhattan Property located in Nevada, USA.

The information with respect to the Manhattan Property attached as Schedule “A” to this AIF is the executive summary extracted from the amended Technical Report titled “Mineral Resource Estimate and NI 43-101 Technical Report, Manhattan Property, Nye County, Nevada”, dated April 23, 2026, and effective June 4, 2025, that was prepared in compliance with NI 43-101 by the Technical Report Authors. The detailed disclosure in the Technical Report is incorporated by reference in its entirety into this AIF.

The summary attached as Schedule “A” does not purport to be a complete summary of the Technical Report and is subject to all the assumptions, qualifications and procedures set out in the Technical Report and is qualified in its entirety with reference to the full text of the Technical Report. Readers should read this summary in conjunction with the Technical Report, which can be accessed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

DIVIDENDS AND DISTRIBUTIONS

No dividends have been declared on the Common Shares in the three most recently completed financial years and the Company does not contemplate that any dividends will be paid on any Common Shares in the immediate future, as it is anticipated that all available funds will be invested to finance the growth of Scorpio Gold’s business.

The Board of Directors will determine if, and when, dividends will be declared and paid in the future from funds properly applicable to the payment of dividends based on Scorpio Gold’s financial position at the relevant time. Any decision to pay dividends on any shares of the Company will be made by the Board on the basis of the Company’s earnings, financial requirements and other factors existing at such future time, including, but not limited to, commodity prices, production levels, capital expenditure requirements, debt service requirements, if any, operating costs, royalty burdens, foreign exchange rates and the satisfaction of the liquidity and solvency tests imposed by the Business Corporations Act (British Columbia) for the declaration and payment of dividends. There are no restrictions which prevent the Company from paying dividends.

DESCRIPTION OF CAPITAL STRUCTURE

Common Shares

The Company is authorized to issue an unlimited number of Common Shares. As at the date of this Annual Information Form, there were 302,664,194 Common Shares and issued and outstanding.

Holders of Common Shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of Scorpio Gold, and each Common Share confers the right to one vote in person or by proxy at such meetings of the shareholders of Scorpio Gold. The holders of Common Shares are entitled to receive such dividends in any financial year as the Board may determine from time to time at its discretion from funds legally available for the payment of dividends.

There are no special rights or restrictions of any nature attached to any of the Common Shares. The Common Shares do not carry any pre-emptive, subscription, redemption, or conversion rights, nor do they contain any sinking or purchase fund provisions. In the event of the liquidation, dissolution or winding-up of Scorpio Gold, whether voluntary or involuntary, the holders of Common Shares are entitled to receive the remaining property and assets of Scorpio Gold.

Stock Options, Restricted Share Units, and Performance Share Units

On November 11, 2022, the Company adopted an equity incentive plan (the “Equity Incentive Plan”) to facilitate the grant of stock options (“Options”) and the award of restricted share units (“RSUs”) and performance share units (“PSUs”) to the directors, executive officers, key employees and consultants of the Company and its subsidiaries. The Equity Incentive Plan was most recently amended and approved by the shareholders of the Company at the Company’s annual general and special meeting held on March 12, 2025.

The Equity Incentive Plan is a “rolling up to 10% and fixed up to 10%” plan, as defined in TSXV Policy 4.4 – Security Based Compensation, meaning that the total number of Common Shares reserved and available for grant and issuance pursuant to Options may not exceed a number of Common Shares equal to 10% of the total issued and outstanding Common Shares of the Company at the time of granting of awards, and the total number of Common Shares reserved and available for grant and issuance pursuant to RSUs and PSUs currently may not exceed 9,000,000 Common Shares (being approximately 10% of the total issued and outstanding Common Shares of the Company on March 12, 2025, the date on which the Equity Incentive Plan was last amended and approved by shareholders of the Company).

On April 24, 2026, the Board approved the Plan Amendment. The Plan Amendment amends the maximum number of Common Shares reserved and available for grant and issuance pursuant to RSUs and PSUs as follows: (i) up to 11,000,000 Common Shares reserved and available for grant and issuance pursuant to RSUs, and (ii) up to 19,000,000 Common Shares reserved and available for grant and issuance pursuant to PSUs, for an aggregate maximum of 30,000,000 Common Shares. The Plan Amendment remains subject to approval and ratification by the Company’s shareholders, which the Company will be seeking at its annual general and special meeting of shareholders to be held on June 9, 2026.

RSUs

An RSU is a right to receive a Common Share issued from treasury upon settlement, subject to the terms of the Equity Incentive Plan and the applicable award agreement, which generally becomes vested, if at all, following a period of continuous employment or engagement. The vesting period of RSUs are determined by the Board at the time of grant but shall be a minimum of one year following the date such RSUs are granted, subject to accelerated vesting in certain circumstances. As of the date of this Annual Information Form, there were an aggregate of 7,930,000 RSUs outstanding.

PSUs

A PSU is a right to receive a Common Share issued from treasury upon settlement, subject to the terms of the Equity Incentive Plan and the applicable award agreement, which generally becomes vested, if at all, subject to the attainment of performance criteria established by the Board in its discretion at the time of grant. The vesting period and performance criteria for any PSUs granted are determined by the Board at the time of the grant but the vesting period shall be a minimum of one year following the date such PSUs are granted, subject to accelerated vesting in certain circumstances. No PSUs have been awarded as of the date of this Annual Information Form.

Options

All Options granted under the Equity Incentive Plan will have an exercise price fixed by the Board when the Option is granted. Such price shall not be less than the Discounted Market Price (as such term is defined in the policies of the TSXV) on the date that the Option is granted and such exercise price shall be determined in accordance with the policies of the TSXV. As of the date of this Annual Information Form, there were an aggregate of 26,487,081 Options outstanding, exercisable into Common Shares at exercise prices ranging from $0.15 to $0.41 per share.

Additional information respecting the Equity Incentive Plan can be found in the Company’s management information circular dated February 7, 2025, in respect of the Company’s annual general and special meeting of shareholders held on March 12, 2025, and additional information respecting the Plan Amendment can be found in the Company's management information circular dated May 5, 2026, in respect of the Company’s annual general and special meeting of shareholders to be held on June 9, 2026, both of which are available under the Company’s profile on SEDAR+ at www.sedarplus.ca.

Warrants

As of the date of this Annual Information Form, there are an aggregate of 2,397,500 warrants outstanding, exercisable into Common Shares at $0.25 per share.

MARKET FOR SECURITIES

Trading Price and Volume

The Common Shares were listed and traded on the TSXV under the trading symbol “SGN”. The following table sets forth the reported high and low prices and monthly trading volumes of the Common Shares for the fiscal year ended December 31, 2025, as quoted on the TSXV:

Period	High Trading Price	Low Trading Price	Volume (#)
December 2025	$0.390	$0.330	7,258,077
November 2025	$0.460	$0.290	7,674,122
October 2025	$0.425	$0.290	11,440,999
September 2025	$0.500	$0.360	17,136,993
August 2025	$0.400	$0.170	11,953,651
July 2025	$0.260	$0.155	8,205,070
June 2025	$0.225	$0.160	4,260,288
May 2025	$0.160	$0.115	12,154,706
April 2025	$0.150	$0.080	6,793,897
March 2025	$0.105	$0.080	6,599,121
February 2025	$0.120	$0.085	4,385,201
January 2025	$0.105	$0.085	3,470,418

Prior Sales

During the year ended December 31, 2025, the Company issued the following securities which are outstanding and convertible into Common Shares but are not listed or quoted on a marketplace:

Date of Issue	Type of Securities	Number of Securities	Issue or Exercise Price per Security (CDN$)	Expiry Date
April 1, 2025	Finder Warrants(1)	2,667,850	$0.080	April 1, 2026
April 22, 2025	Finder Warrants(2)	197,000	$0.080	April 22, 2026
July 25, 2025	Options	8,600,000	$0.250	July 25, 2030
July 25, 2025	RSUs	7,750,000	N/A	July 25, 2029
July 25, 2025	RSUs	180,000	N/A	July 25, 2028
September 26, 2025	Options	250,000	$0.405	September 26, 2030
October 21, 2025	Options	400,000	$0.350	October 21, 2028
November 28, 2025	Options	900,000	$0.380	November 28, 2030

Notes:
(1)	Finder warrants issued to certain arm’s length finders in connection with the first tranche of the $0.08 Offering. See “General Development of the Business – Three Year History – Financial Year Ended December 31, 2025”.
(2)	Finder warrants issued to certain arm’s length finders in connection with the second tranche of the $0.08 Offering. See “General Development of the Business – Three Year History – Financial Year Ended December 31, 2025”.

ESCROWED SECURITIES AND SECURITIES SUBJECT TO RESTRICTION ON TRANSFER

As at the date of this Annual Information Form, to the knowledge of the Company, there are no securities which remain subject to any escrow agreement or subject to a contractual restriction on transfer.

DIRECTORS AND OFFICERS

Name, Occupation and Security Holding

The following table sets forth information with respect to the directors and executive officers of the Company, including their respective provinces or states and countries of residence, their position(s) with the Company, their principal occupations for the last five years, the dates on which they first became directors or officers of the Company and the number of the Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, by such persons or such persons’ respective associates or affiliates.

The directors hold office until the next annual meeting of the Company or until they otherwise cease to hold office in accordance with the Company’s Articles. The term of office of the executive officers expires at the discretion of the Board.

Name, Province/State and Country of Residence	Position with the Company	Principal Occupation During the Past Five Years	Date on which Person Became a Director and/or Officer	Number and Percentage of Common Shares Held(1)
Zayn Kalyan(2) British Columbia, Canada	Chief Executive Officer and Director	CEO and director of the Company since February 23, 2024; director and CEO of Nexco Resources Inc. (“Nexco”) since May 2018; collaborated with Altus Capital Partners Inc. (“Altus Capital”) as an informal partner since 2018.	February 23, 2024	800,000 (0.26%)
Andrea Yuan British Columbia, Canada	Chief Financial Officer	Founder and President of Black Dragon Financial Consulting Services Inc. since 2011.	January 22, 2025	Nil (0.00%)
Leo Hathaway British Columbia, Canada	Director and Executive Technical Director	Executive Chairman and Director of Golden Shield Resources Inc. since 2022; Senior VP of Lumina Gold Corp. since 2015.	May 28, 2025	3,270,355 (3) (1.08%)
Ian Dawson(2) British Columbia, Canada	Director	President of Dawson Group Limited since 1995, a group of companies primarily engaged in construction, road maintenance, and truck sales, service and leasing.	October 30, 2019	12,105,809 (4.00%)
Michael Townsend(2)(4) British Columbia, Canada	Director	Managing Partner of Altus Capital since April 2017.	February 23, 2024	3,580,306 (5) (1.18%)
William Sheriff(4) British Columbia, Canada	Director	Founder & Executive Chairman of enCore Energy Corp. Director & Co-Founder Group 11 Technologies Ltd.	May 21, 2024	450,000 (0.15%)
Stephanie Sharma British Columbia, Canada	Corporate Secretary	Corporate and Regulatory at Greystone Corporate services since 2019 and President at Stoneridge Corporate Services since 2025.	December 3, 2025	Nil (0.00%)

Notes:

(1)	Based on 302,664,194 Common Shares issued and outstanding as of the date of this AIF.
(2)	Member of the Audit Committee of the Company.
(3)	390,000 of these Common Shares are held by Hathaway Consulting Ltd., a corporation controlled by Mr. Hathaway.
(4)	Member of the Compensation Committee of the Company.
(5)	2,928,806 of these Common Shares are held by Cannon Bridge Capital Corp. and 8,000 of these Common Shares are held by Altus Capital, both of which are corporations controlled by Mr. Townsend.

As at the date of this Annual Information Form, the current directors and officers of Scorpio Gold, as a group, beneficially owned, or controlled or directed, directly or indirectly, an aggregate of 20,206,470 Common Shares, representing approximately 6.7% of the issued and outstanding Common Shares.

The information as to location of residence and principal occupation has been furnished by the respective directors and officers individually, and the information as to capital ownership, not being within the knowledge of the Company, has been obtained from the reported information on the SEDI website at www.sedi.ca as at the date of this AIF, and corroborated by the respective directors individually, wherever possible.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Except as disclosed herein, no director or executive officer of the Company:

(a)	is, as at the date of this Annual Information Form, or was within 10 years before the date of this Annual Information Form, a director, chief executive officer or chief financial officer of any company (including the Company), that:

(i)	was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, or

(ii)	was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes of subsection (a) above, “order” means:

(i)	a cease trade order;

(ii)	an order similar to a cease trade order; or

(iii)	an order that denied the relevant company access to any exemption under securities legislation, that was in effect for more than 30 consecutive days.

Except as disclosed herein, to the knowledge of the Company, no director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

(a)	is, as at the date of this Annual Information Form, or has been within the 10 years before the date of this Annual Information Form, a director or executive officer of any company (including the Company) that, while that person was acting in the that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(b)	has, within the 10 years before the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder;

(c)	has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(d)	has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Zayn Kalyan was subject to a management cease trade order (MCTO) imposed by the British Columbia Securities Commission from December 31, 2021 to March 18, 2022 in connection with Infinity Stone Ventures Corp.’s (previously Contakt World Technologies Inc.) failure to file its audited financial statements and management's discussion & analysis and related certifications for the year ended August 31, 2021 . This MCTO is no longer in effect.

Zayn Kalyan was subject to a management cease trade order (MCTO) imposed by the British Columbia Securities Commission on January 2, 2025 in connection with Nexco’s failure to file its audited financial statements and management's discussion & analysis and related certifications for the year ended August 31, 2024 . This MCTO remains in effect.

Zayn Kalyan was CEO and a director of Nexco when a cease trade order (CTO) was imposed by the British Columbia Securities Commission on March 4, 2025 for failure to file its audited financial statements and management's discussion & analysis and related certifications for the year ended August 31, 2024 and its interim financial statements and management's discussion & analysis and related certifications for the three months ended November 30, 2024. The CTO remains in effect.

On June 6, 2007, Michael Townsend entered into a settlement with the British Columbia Securities Commission (“BCSC”), where he agreed to pay the BCSC a fine for failing to file insider reports pertaining to securities transactions he made in two British Columbia companies.

Michael Townsend was a director of Altus Copper Corp when, on July 10, 2023, Altus Copper Corp. was delisted from Cboe Canada and subsequently in December 2023, the BCSC issued a cease trade order (CTO) against Altus Copper Corp. for failure to file its audited financial statements and management's discussion & analysis and related certifications for the year ended December 31, 2023. This CTO remains in effect.

Conflicts of Interest

The directors of the Company are required by law to act honestly and in good faith with a view to the best interests of the Company and to disclose any interests that they may have in any project or opportunity of the Company. If a conflict of interest arises at a meeting of the Board of Directors, any director in a conflict is required to disclose his or her interest and abstain from voting on such matter.

Except as disclosed in this AIF, to the best of the Company’s knowledge, there are no known existing or potential conflicts of interest among the Company, its promoters, directors and officers or other members of management of the Company or of any proposed promoter, director, officer or other member of management as a result of their outside business interests, except that certain of the directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies.

Related party transactions during each reporting period are detailed in the Company’s management discussion & analysis for the relevant period.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

The Company may become party to litigation or other adversary proceedings, with or without merit, in a number of jurisdictions. The cost of defending such claims may take away from management time and effort and if determined adversely to the Company, may have a material and adverse effect on its cash flows, results of operation and financial condition.

The Company or its properties are not currently, and were not during the Company’s most recently completed financial year, party to or the subject of any other legal proceedings, subject to any regulatory penalties or sanctions, nor did the Company enter into any settlement agreements relating to securities legislation or with a securities regulatory authority. The Company is also not aware of any legal proceedings being contemplated, in each case where the proceeding involves a claim for damages with an amount involved, exclusive of interest and costs, that exceeds 10% of the current assets of the Company.

TRANSFER AGENT, REGISTRARS AND AUDITORS

The Company’s transfer agent and registrar is Computershare Investor Services Inc. located at its offices in Vancouver, British Columbia.

The consolidated annual financial statements of the Company for the years ended December 31, 2025 and 2024 have been audited by Davidson & Company LLP, Chartered Professional Accountants, of Suite 1200, 609 Granville Street, Vancouver, B.C., Canada, V7Y 1G6. The Company’s auditors have advised that they are independent of the Company in accordance with the Chartered Professional Accountants of British Columbia Code of Professional Conduct.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as disclosed herein, none of the following persons or companies had any material interest, direct or indirect, in any transaction within the three most recently completed financial years of the Company or during the current financial year, that has materially affected or is reasonably expected to materially affect the Company:

a)	a director or executive officer of the Company;

b)	a person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10% of any class or series of the Company’s outstanding voting securities; and

c)	an associate or affiliate of any of the persons or companies referred to in paragraphs (a) or (b) above.

Certain directors and officers of the Company have participated in private placements of the Company on the same terms as arm’s length investors. See “General Development of the Business – Three Year History”.

Ian Dawson, a director of the Company, and Bruce Dawson, a former director of the Company, had a material interest in the Convertible Loan Settlement. See “General Development of the Business – Three Year History – Financial Year Ended December 31, 2024”.

Zayn Kalyan, the Chief Executive Officer and a director of the Company, and Michael Townsend, a director of the Company, had a material interest in the Amalgamation, pursuant to which the Company acquired all of the issued and outstanding shares of Altus Gold, as Mr. Kalyan and Mr. Townsend were directors and shareholders of Altus Gold at the time of the transaction. At the time of the Amalgamation, however, neither Mr. Kalyan nor Mr. Townsend was a director, officer, insider or control person of the Company. See “General Development of the Business – Three Year History – Financial Year Ended December 31, 2024”.

MATERIAL CONTRACTS

The Company is not a party to any material contracts entered into within the most recently completed financial year, or before the most recently completed financial year but that are still in effect, other than those contracts entered into in the ordinary course of business and the MRG Sale Agreement (See “General Development of the Business – Three Year History – Financial Year Ended December 31, 2025”).

INTERESTS OF EXPERTS

Names of Experts

The following are the persons or companies who were named as having prepared or certified a report, valuation, statement or opinion described or included in a filing, or referred to in a filing, made by Scorpio Gold during or relating to the financial year ended December 31, 2025 and whose profession or business gives authority to the report, valuation, statement or opinion made by the person or company:

●	the technical information in this AIF regarding the Manhattan Property is extracted from the Technical Report prepared by the Technical Report Authors;

●	Leo Hathaway, P. Geo, Executive Technical Director of the Company, who is responsible for and who reviewed the scientific and technical information in certain of the Company’s public filings during the year ended December 31, 2025;

●	Thomas Poitras, P. Geo, Chief Geologist of the Company, who is responsible for and who reviewed the scientific and technical information in this AIF and in certain of the Company’s public filings during the year ended December 31, 2025; and

●	Davidson & Company LLP, Chartered Professional Accountants, who provided an opinion on the Company’s consolidated financial statements for the year ended December 31, 2025.

Interests of Experts

Other than as disclosed below, to the best of the Company’s knowledge, the registered or beneficial interest, direct or indirect, in any securities or other property of the Company or of one of the Company’s associates or affiliates of each of the above experts named under “Names of Experts”, represents less than one per cent of the Company’s outstanding securities.

Leo Hathaway, P. Geo, Executive Technical Director of the Company, holds 3,270,355 Common Shares of the Company, representing approximately 1.1% of the Company's outstanding Common Shares. Mr. Hathaway also holds 2,550,000 Options and 6,500,000 RSUs. Mr. Hathaway has been, and the Company expects him to continue to be, elected as a director and appointed as an officer of the Company.

ADDITIONAL INFORMATION

Financial information about the Company is provided in the Company’s financial statements and Management’s Discussion and Analysis for the years ended December 31, 2025 and 2024, and additional information relating to the Company is available on SEDAR+, under the Company’s profile, at www.sedarplus.ca.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, and securities authorized for issuance under the Equity Compensation Plan, as applicable, is contained in the Company’s management information circular dated May 5, 2026, in respect of the Company’s annual general and special meeting of shareholders to be held on June 9, 2026.

SCHEDULE “A”

EXECUTIVE SUMMARY OF TECHNICAL REPORT

The following is the summary from the amended technical report (the “Technical Report”) entitled “Mineral Resource Estimate and NI 43-101 Technical Report, Manhattan Property, Nye County, Nevada" dated April 23, 2026 and with an effective date of June 4, 2025 prepared by Matthew R. Dumala, P.Eng. and Art Ibrado, PhD, PE. This summary is subject to certain assumptions, qualifications and procedures described in the Technical Report and is qualified in its entirety by the full text of the Technical Report which is available for viewing on SEDAR+ at www.sedarplus.ca and is incorporated by reference in this AIF. Defined terms and abbreviations used herein and not otherwise defined shall have the meanings ascribed to such terms in the Technical Report.

1.0	PROJECT DESCRIPTION

The Manhattan Property consists of 678 federal lode claims, 28 patented lode claims, and three federal placer claims, 100% owned by Scorpio Gold Corporation (“Scorpio”) in the Manhattan Mining District, located in Nye County Nevada. The claims are located on Forest Service Land and registered with the Bureau of Land Management (“BLM”). The Manhattan Property consists of claims staked directly by Scorpio and several claim blocks acquired by Scorpio with varying royalty percentages.

The Property is located 53 km, north-northeast of Tonopah and can be accessed year-round from Nevada State Route 377, which is accessible from Nevada State Route 376. Unpaved roads, and numerous unmaintained 4x4 trails provide access to most areas on the Property. A 2,000 m long paved airstrip, is located at the town of Round Mountain, 17 km to the northwest.

2.0	HISTORY

The Manhattan Mining District was first prospected for silver and copper in the 1860s. A gold-rich outcrop was discovered in April 1905 and the first claims staked on what is known as the April Fool Mine. By the following year, numerous prospectors were working numerous claims in the area. The majority of production from the Reliance Mine occurred between 1932 and 1941, with an estimated production of 59,108 tons at a recovered grade of 0.435 oz/ton (14.91 g/t) (Kral, 1951). While the bulk of the early production occurred before World War II, both lode and placer mining continued until the early 1950's.

In the 1980s, more than 150,000 ounces of gold was produced from open pit mines on the Property, by Huston Oil and Minerals Corporation, subsequently Tenneco Minerals Co., and Echo Bay Mines. In the early 1990’s Echo Bay merged with its partners at Round Mountain to form Round Mountain Gold, later operated by Kinross Gold. Kinross sold their interests in the Manhattan Property to Scorpio Gold in 2021.

The Goldwedge area has a history of being mined by both small-scale underground and placer methods. In 1997, the project was sublet to Royal Gold. In 2001, Royal Standard Metals acquired the property and consolidated the area. In 2003, RSM began construction of an exploration decline to collect a bulk sample. Scorpio obtained the Goldwedge Property from Royal Standard Metals in 2012.

3.0	GEOLOGY AND MINERALIZATION

The Manhattan Property covers two main lithologic assemblages. The older quartzite-siltite-phyllite- argillite assemblage assigned to the Cambrian age Gold Hill Formation hosts the mineralization in the southern end of the Goldwedge deposit and extends south into the open pits. While the overlying thin- bedded limestone assemblage, assigned to the Ordovician Age Zanzibar Limestone, hosts the majority of the deposit to the north. The Zanzibar Limestone assemblage grades upward into an interbedded sequence of micritic limestone-laminated calcareous siltstone-black chert-argillite which is characteristic of a restricted basin type deposition. To the northeast, these sedimentary rocks abruptly cut by Tertiary volcanic rocks forming the Manhattan Caldera.

Schedule “A” - 2

Mineralization in the Manhattan district represents the superposition of a 25 to 15Ma low-sulphidation epithermal gold-silver system over a complex architecture of Oligocene volcanic cover and strongly deformed Paleozoic basement. The mineralization appears dominated by fault zones that cut the basement (and also the volcanics), some of which are clearly ‘standard’ normal faults with surrounding steeper-dipping vein arrays.

4.0	EXPLORATION

Since acquiring the property, Scorpio has largely focused on drilling, both from surface and underground. Surface exploration has been limited to mapping, and grid-soil sampling over the Keystone Jumbo.

Since acquiring the property in 2012, Scorpio has drilled 121 holes, totaling 15,820.39 metres on the property (Table 10-1). This includes 31 diamond drill holes from surface, 39 diamond drill holes from underground, and 51 reverse circulation (“RC”) holes from surface. In addition to drilling completed by Scorpio, there has been more than 2,000 drill holes completed on the Property by previous operators since 1973. At the time of this report Scorpio has compiled and validated 1,435 of these drill holes, totaling 102,254.20 metres of drilling. The majority of this drilling has been reverse circulation or rotary, with only a limited amount of diamond drilling.

5.0	METALLURGY

At this stage of the study, no current metallurgical testing has been performed on any samples from the mineral deposit. However, the Manhattan area has a long history of mining and production, including a few metallurgical tests that have been performed. These tests were conducted on samples whose origins are difficult to track and may not satisfy current sampling standards. Nevertheless, these historical records indicate a mineral deposit that appear to have a conventional path to metallurgical recovery.

6.0	MINERAL RESOURCE ESTIMATE

The Manhattan resource model was prepared by Matthew Dumala. Geologic and estimation domains were constructed using Leapfrog Geo v. 2024.1.3, including input from analyses completed in ioGAS v.8.3. Geostatistical evaluations and EDA, including topcut selection, declustering, and variography, were completed using Snowden Supervisor v.9.0. Resource estimation was prepared using Leapfrog EDGE v.2024.1.3. Pit optimization was completed by Fuse Advisors using Datamine NPVS software.

The Mineral Resource Estimate (“MRE”) is based on a total of 92,635 meters of drilling completed in 1,341 drillholes. Estimates of Mineral Resources were completed using a three-dimensional block model with a regular block size of 5x5x5 meters, with estimation domains constructed based on modeled mineralization controls and geostatistical analysis of the drill sample data. The effects of potentially anomalous high- grade sample data are controlled using traditional top-cutting as well as limiting the distance of influence during block grade interpolation. Blocks were classified under the “Inferred” category, in accordance with the 2014 Canadian Institute of Mining, Metallurgy, and Petroleum Standards for Mineral Resources and Mineral Reserves, Definitions and Guidelines, May 2014 (the “CIM Definition Standards”). Measured or Indicated resources were not classified. Inferred resources were classified based on a drill data spacing of 50 meters or less (25 meters to the closest drillhole), considering blocks which were estimated using two or more drillholes only. Model validation for the final reported Inverse Distance Cubed (“ID3”) estimate includes statistical validation using Ordinary Kriging (“OK”) and Nearest Neighbor (“NN”) estimates, Swath plot comparisons between composite data and the three estimation methods, visual validation on cross sections and plan levels, and grade-tonnage envelopes from Sequential Gaussian Simulation.

Schedule “A” - 3

Mineral Resources are reported below the most recent light detection and ranging (“LiDAR”) topographic surface and are contained within economically constrained pit shells generated using the Hochbaum Pseudoflow algorithm implemented in Datamine’s Studio NPVS software. Open pit Mineral Resources are reported in Table 1-1 using a 0.3 g/t Au cutoff grade.

Table 1-1: Manhattan Project Mineral Resource Statement

Classification	Tonnage	Gold Grade	Gold Contained
	kt	g/t	koz
Measured	—	—	—
Indicated	—	—	—
Inferred	18,342	1.26	740

Notes:

1.	Inferred resource estimates are based on economically constrained open pits generated using the Hochbaum Pseudoflow algorithm in Datamine’s Studio NPVS and the following optimization parameters (all dollar values are in US dollars):

●	Inferred Resource classification only.
●	$2,500/ounce gold price.
●	Mill recovery of 90% for gold.
●	50 degree pit slope angle for in-situ rock, 30 degree pit slope angle for overburden.
●	Mining costs of $3.00 per tonne for both ore and waste.
●	Milling costs of $15.00 per tonne processed.
●	G&A cost of $3.50 per tonne processed.
●	2% royalty costs.
●	A 0.3 g/t gold only cutoff was applied for Inferred resource reporting.
●	Ore loss and dilution not applied.

2.	Mineral Resources are not Mineral Reserves (as that term is defined in the CIM Definition Standards) and do not have demonstrated economic viability. The estimate of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, sociopolitical, marketing, or other relevant issues.

3.	The quantity and grade of reported Inferred resources in this estimate are conceptual in nature and there has been insufficient exploration to define these Inferred resources as an Indicated or Measured mineral resource.

4.	The mineral resources in this estimate were calculated with the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Standards on Mineral Resources and Reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions.

Schedule “A” - 4

7.0	INTERPRETATION AND CONCLUSIONS

At Manhattan, most high-grade gold mineralization occurs in high-angle structures that range in thickness from metres to tens of metres wide. Where these structures intersect adjacent zones of fracture induced permeability it can form breccias or strongly veined mineralised bodies. Similarly, where they intersect receptive, often flat-lying carbonate beds, the gold mineralization can “blow-out” to form breccias or along the beds forming stacked mantos. Surrounding the high-grade structures, there is an envelope of progressively lower gold grades that can extend up to hundreds of metres of the central structural “feeder” zone.

8.0	RECOMMENDATIONS

Additional infill diamond drilling in conjunction with surface exploration is recommended at the Manhattan property. Metallurgical testing should be completed on drill samples produced from this program. Efforts to collect and digitize historical data should continue.

All existing permits and authorizations should continue to be maintained and kept current.

An initial exploration program, including diamond drilling and metallurgic testing is estimated at$2,782,991. All prices are expressed in $US.

Drilling
Diamond Drilling (6,300 m)	$1,264,650
Equipment Rentals	$80,820
Geological Support	$311,870
Consumables	$279,777
Assays	$286,800
Downhole geophysical survey	$44,471
SUB TOTAL: Drilling	$2,268,388
Field Exploration
Expert Mapping Program	$30,000
Colorado School of mines partnership (Pit Mapping, age dating & thin sections)	$50,000
Field Mapping Program	$53,220
Rock Sample Geochemistry	$9,000
Airborne geophysics - Magnetic survey	$78,000
SUB TOTAL: Field Exploration	$220,220
Site maintenance and General Supplies	$142,383
Metallurgical testwork	$152,000
TOTAL	$2,782,991